Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered as of May 23, 2023 between Agrify Corporation (“Agrify” or the “Company”) and Stuart Wilcox (“Executive”, “Wilcox” or “You”). Agrify and Wilcox may hereafter be referred to herein, individually, from time to time as a “Party,” and collectively herein from time to time as the “Parties.”

RECITALS

WHEREAS, Executive is currently the Chief Operating Officer (“COO”) of Agrify pursuant to an Employment Agreement dated as of July 14, 2022 (“Employment Agreement”).

WHEREAS, The Parties have agreed that Executive shall have resigned as COO effective as of May 22, 2023 subject to the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, the receipt, sufficiency and adequacy of which is hereby mutually acknowledged by the Parties, and for valid and binding consideration, the Parties hereby memorialize their agreements as follows:

AGREEMENT

1.	Resignation. Executive hereby resigns as COO effective as of May 22, 2023 (“Separation Date”). The Company shall pay to Executive for all unused and accrued vacation time plus days worked in accordance with his normal salary terms as of the following payroll for the Company. Executive shall be provided medical, dental, and vision benefits through May 31, 2023.

2.	Separation Benefits. In exchange for Executive’s obligations and promises in this Agreement, the Company is offering him the following severance benefits, for which he would not be eligible but for his signing this Agreement and not revoking it within the timeframe set forth below and complying with all of its terms:

a.	Reimbursement of Executive’s current levels of medical, dental, and vision benefits through COBRA for the six-month period beginning June 1, 2023.

b.	Vesting, on the current vesting schedule, of Executive’s RSUs as if Executive continued employment with the Company until all such RSUs are vested.

The benefits described in Paragraph 2 are collectively referred to as the “Severance Benefits” and are in lieu of anything he may otherwise be entitled to under the Employment Agreement.

The Severance Benefits will be provided to you by the Company if and only if you:

i.	sign this Agreement no later than June 13, 2023;

ii.	do not revoke your acceptance of this Agreement within the timeframe set forth in Paragraph 5; and

iii.	comply with all of the terms of this Agreement.

3.	General Release, Waiver and Covenant Not to Sue. Except as specifically set forth in this Agreement, in consideration and exchange for the Severance Benefits set forth above and other good and valuable consideration described herein, you, Stuart Wilcox, on behalf of yourself, your heirs, next of kin, executors, administrators, agents, representatives, attorneys and assigns, knowingly and voluntarily forever release and discharge Agrify Corporation, and its respective past, present and future affiliates, subsidiaries, parent companies, predecessors, successors and assigns, and its and their respective past, present and future partners, members, owners, shareholders, trustees, officers, directors, employees, attorneys, fiduciaries, insurers, representatives and agents, both individually and in their business capacities (collectively, the “Releasees”), of and from, and waive any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees and costs), (collectively, “Claims”), whether known or unknown, that you now have or ever had against the Releasees or any of them up to your signing this Agreement, including but not limited to Claims related to or arising from your employment or Employment Agreement with the Company and/or the termination thereof; Claims arising under common law; Claims for breach of contract and in tort; Claims for unpaid compensation, unpaid bonuses, equity or any employee benefits; Claims for attorney’s fees and costs; and Claims arising under U.S. or Canada federal, state or local labor law, employment laws and laws prohibiting employment discrimination (based on age, gender, race, religion, national origin, sexual orientation, disability, veteran status and other protected classes), including but not limited to: Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, the Families First Coronavirus Response Act (“FFCRA”), the Employment Standards Act of 2020, as amended, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Overtime Law, the Massachusetts Weekly Payment of Wages Act, and the Massachusetts Earned Sick Time Law, or any other federal, state or local laws, regulations, rules, ordinances or orders related to employment or termination thereof, each as amended, and all related regulations, rules or orders, and similar federal, state or local statutes, regulations, rules or ordinances, including but not limited to the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Weekly Payment of Wages Act, Massachusetts Equal Pay Act, the Georgia Fair Employment Practices Act, Georgia Age Discrimination in Employment Act, Georgia Gender Discrimination Act, the Georgia Equal Pay Act, and the Georgia Equal Employment for People with Disabilities Code, each as amended. You further covenant not to sue the Releasees, or any of them, for any Claims described above. For avoidance of doubt, this means that you have released the Releasees from liability from any Claims, and, additionally, separately agree not to commence any legal action for any Claims described above. You understand that the release contained herein is a GENERAL RELEASE and acknowledge that the Severance Benefits and other benefits in this Agreement are sufficient consideration for your obligations and release in this Agreement.

In consideration of the foregoing, with full understanding of the content and legal effect of this release, Releasees hereby release and discharge Executive from and with respect to any and all debts, claims, demands, damages and causes of action of any kind whatsoever, whether known or unknown or unforeseen, which they now have or ever had against Executive, arising up to the date of this Agreement excluding enforcement of this Agreement and and any other agreement between the Parties that by its terms continues in effect.

(a)	Acknowledgements. You acknowledge that with your final paycheck, you will have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, commissions and bonuses) to which you are or were entitled by virtue of your employment with the Company, and that you are unaware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Massachusetts Weekly Payment of Wages Act, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You acknowledge that you have not suffered an injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you have received any leaves of absence and any reasonable accommodations to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, the FFCRA, the Massachusetts Domestic Violence Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Parental Leave Act, or any other laws, regulations, rules or ordinances relating to medical leaves and accommodations and are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under such laws, regulations, rules or ordinances. You acknowledge that, as of the date you sign this Agreement, you are not aware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Fair Labor Standards Act, the Massachusetts Weekly Payment of Wages Act, the Massachusetts Equal Pay Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Parental Leave Act, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You also acknowledge that you have not suffered any injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you have received any leaves of absence and any reasonable accommodations to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act, the FFCRA, the Massachusetts Domestic Violence Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Small Necessities Leave Act, the Massachusetts Parental Leave Act, or any other laws, regulations, rules or ordinances relating to medical leaves and accommodations and are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under such laws, regulations, rules or ordinances. This release does not apply to: (a) your entitlement under ERISA to vested retirement or pension benefits; (b) enforcement of the terms of this Agreement; (c) any claims to workers’ compensation benefits; (d) any claims for unemployment benefits; and (e) any claims that may not be released by applicable law. Also, nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB. However, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf on the basis that any such claims have been fully and completely satisfied by the payments you are receiving under this Agreement. You understand and agree that this is a full and final release covering all known, unknown, anticipated and unanticipated injuries, debts, claims or damages to you which may have arisen or may be connected with your work relationship with the Company, the termination of that relationship, or based on any other act or omission through the execution date of this Agreement. The Company hereby advises you in writing to consult an attorney, and you have been given the opportunity to consult with counsel of your own choosing and that you have done so or voluntarily chose not to do so by the time you sign this Agreement.

a.	Protected Activity. This release does not apply to: (a) enforcement of the terms of this Agreement; (c) any claims to workers’ compensation benefits; (d) any claims for unemployment benefits; (e) any Claims that may not be released by applicable law; and (f) any monetary award for any legally protected provision of information to any federal, state or local government agency under any so-called “whistleblower” law. Nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB; provided that, if you file charges or participate in any investigation or proceeding before any such government agency, to the fullest extent permitted by law, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf, on the basis that any such Claims have been fully and completely satisfied by the payments you are receiving under this Agreement.

4.	Separation Date. Executive will be paid through the Separation Date. After the Separation Date, Executive may not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose. Further, unless otherwise provided in this Agreement, the Separation Date is also the employment termination date for all purposes, meaning Executive is not entitled to any further compensation, monies, or other benefits from the Company including coverage under any benefits plans or programs sponsored by the Company, as of the Separation Date except as set forth in this Agreement. This Agreement will not affect (a) Executive’s entitlement to vested benefits, if any, in any retirement plan maintained by the Company, (b) Executive’s right, if any, to continued healthcare coverage under applicable COBRA laws, or (c) any non-waivable benefits under unemployment or workers’ compensation laws. Executive will be reimbursed for any outstanding authorized reasonable business expenses that Executive may have incurred, provided that he submits an expense report and supporting documentation in accordance with the Company’s policies and practices.

5.	Time to Consider Agreement. Executive acknowledges that he was advised in writing to consult an attorney of his choice before signing this Agreement, including specifically the General Release, Waiver and Covenant Not to Sue set forth in Paragraph 3, above, and that he has done so, or voluntarily chose not to do so, by the time he signs this Agreement. Executive acknowledges that he has been given at least twenty-one (21) days, or until June 13, 2023, to consider this Agreement. You may sign this Agreement before June 13, 2023, but if you do, then you acknowledge that you understand you had until June 13, 2023 that you voluntarily decided to sign it before June 13, 2023; and that you waive any time remaining before June 13, 2023.

If you decide to sign this Agreement, please submit it to Josh Savitz as set forth below. Once you sign this Agreement, you will still have seven (7) additional days from the date you sign to revoke your acceptance (“Revocation Period”). If you decide to revoke this Agreement within the Revocation Period after signing and returning it, you must notify the Company in writing. You can send the written notice by fax, electronic mail, or registered mail, but no matter how you send it, the Company must receive your written statement of revocation no later than 5 p.m. on the seventh business (7th) day after you sign this Agreement. Please address your written statement of revocation to:

Josh Savitz

Agrify Corporation

76 Treble Cove Road, Building 3

Billerica, MA 01862

josh.savitz@agrify.com

Unless you revoke your acceptance within seven (7) days of signing this Agreement, the eighth (8th) day after the Company receives a signed copy of this Agreement shall be deemed the “Effective Date” of this Agreement. If you choose to negotiate the terms of this Agreement, any such negotiation shall not toll or extend the time to consider this Agreement.

6.	Confidentiality of this Agreement. You agree to keep the terms of this Agreement confidential and not to disclose it to anyone except: (a) as permitted in Paragraph 3.b. of this Agreement; or (b) unless required by law or by a court or other forum of competent jurisdiction; or (c) to your spouse, attorney and tax advisors, as long as they agree to keep the terms of this Agreement confidential.

7.	Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property. The terms of Sections 10 and 11 of the Employment Agreement are hereby incorporated by reference into this Agreement; provided that, the non-competition covenant in Section 10 shall not apply to Executive’s roles for the following companies: Curaleaf, Chou2, Ora Farm, and Nurevelation and for any business that is in the cannabis industry but is not equipment-related.

8.	Defend Trade Secrets Act Whistleblower Immunity. Executive understands and acknowledges that he shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands and acknowledges that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

9.	Nondisparagement; Social Media. Executive agrees not to make or provide any derogatory, defamatory or negative statements or information to anyone about the Company and/or its affiliates or any of its or their services, products, officers, members, directors or employees except: (a) as permitted in Paragraph 3.b. of this Agreement; or (b) unless required by law or by a court or other forum of competent jurisdiction. Executive further agrees to promptly change all social media and other information, including your LinkedIn profile, to reflect that he is no longer an employee of the Company. After the Separation Date, Executive must refrain from representing to others or giving others the impression, whether directly or indirectly, that he is in any way an employee, agent or representative of the Company.

10.	Nonadmission. This Agreement shall not be construed in any way to be an admission by the Company or any of the Releasees, and the Company and the Releasees specifically deny, that any of them have engaged in any wrongful or unlawful act with respect to Executive, his employment or the separation from his employment.

11.	Breach. Executive agrees that if he breaches or threatens to breach the provisions of this Agreement, the Company will suffer irreparable harm and, therefore, in the event of a breach or threatened breach of this Agreement, the Company shall be entitled to equitable relief, including a preliminary and permanent injunction, without the need to post a bond or provide any other security, to stop him from harming the Company, and to payment by Executive of all costs and attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement. The Company will also be entitled to all other remedies available to it by law.

12.	Return of Company Property. No later than the Separation Date, Executive agrees to return all of the Company’s property, including your identification badge, Surface, smartphone, any and all keys, passwords, external hard drives, laptops, phones, software, spreadsheets, files, books, work papers, manuals, business plans, reports, letters, notebooks, documents, computers, computer disks or tapes, data storage devices, and any other property and/or information that he may have received, created, or accessed as an employee of the Company, including but not limited to any documents or data stored on any Company device or on any personal device. Executive agrees not to retain any copies of any property, documents, spreadsheets or information, including but not limited to paper documents or items stored in any electronic format, which was made or compiled by him, or made available to him, relating to the Company, its clients or any of them.

13.	Cooperation. Executive agrees to cooperate fully in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company about which he has knowledge or were involved by virtue of his employment with the Company, and in any claim or action brought by the Company against any other entity about which Executive has knowledge or were involved by virtue of his employment with the Company. Executive further agrees that should he be contacted (directly or indirectly) by any individual or entity about matters that may be adverse to the business interests of the Company or any of the Releasees, he will promptly notify the Company of such contact including who contacted him and the substance of any such contact.

14.	Applicable Law. This Agreement shall be interpreted and enforced in accordance with the law of the Commonwealth of Massachusetts, except to the extent that state law is pre-empted by applicable federal law, without giving effect to that jurisdiction’s choice of law rules. The Parties consent to the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, and the federal courts of the United States of America located in the Commonwealth of Massachusetts, over any action, claim, controversy or proceeding arising under this Agreement, and irrevocably waive any objection they may now or hereafter have to the exclusive jurisdiction and venue of such courts.

15.	Severability. If any clause, phrase or provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement.

16.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or messenger, transmitted by facsimile, by reputable overnight courier service, or mailed by registered or certified mail, return receipt requested and postage prepaid, as follows:

(a)	If to Agrify, to:

Josh Savitz

Agrify Corporation

76 Treble Cove Road, Building 3

Billerica, MA 01862

josh.savitz@agrify.com

With a copy to:

Frank A. Segall

Burns & Levinson LLP

125 High Street

Boston, MA 02110

fsegall@burnslev.com

(b)	If to Executive, to:

Stuart Wilcox

1101 Reeves Street

Woodstock, GA 30188

swilcox@nurevelation.com

or to such other person or address as either of the parties shall hereafter designate to the other from time to time by similar notice.

17.	Tax Reporting/Withholding. The Executive acknowledges that any benefit, credit or payment made pursuant to this Agreement, will be subject to applicable withholding taxes under federal, state and local law. In addition, the Executive agrees and acknowledges that Executive will be responsible for the payment of all federal, state and local taxes owed with respect any benefit provided under this Agreement and agrees to indemnify and hold harmless Company for any losses or liability related to withholding taxes under federal, state and local law, including expenses related thereto.

18.	Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, the Company Affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

19.	Mutual Waiver of Jury Trial. Executive and the Company each hereby waive the right to trial by jury in any action or proceeding, regardless of the subject matter, between them, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Executive’s employment with the Company (or the termination thereof). Executive and the Company further agree that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Executive and the Company to irrevocably waive trial by jury, and that any dispute or controversy whatsoever between Executive and the Company shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

20.	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

21.	Entire Agreement. This Agreement. along with the provisions of the Employment Agreement which by their terms, impliedly or explicitly extend beyond termination of Executive’s employment with the Company, constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

22.	Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

23.	Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

STATEMENT BY THE EXECUTIVE WHO IS SIGNING BELOW: THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (OVER A PERIOD OF AT LEAST 21 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE MY SIGNATURE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING. I UNDERSTAND THAT MY RIGHT TO RECEIVE CERTAIN PAYMENTS AND BENEFITS HEREUNDER IS CONTINGENT ON MY SIGNING THIS AGREEMENT AND NOT REVOKING MY SIGNATURE.

[signatures page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

AGRIFY CORPORATION

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Chief Executive Officer

/s/ Stuart Wilcox
STUART WILCOX